UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Preliminary Proxy Statement

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[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

Rockwell Automation, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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December 14, 2004

Dear Shareowner:

You are cordially invited to attend the 2005 Annual Meeting of Shareowners of the Corporation.

The meeting will be held in the Grand Ballroom at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on Wednesday, February 2, 2005, at 10 a.m. (Central Standard Time). At the meeting there will be a current report on the activities of the Corporation followed by discussion and action on the matters described in the Proxy Statement. Shareowners will then have an opportunity to comment on or to inquire about the affairs of the Corporation that may be of interest to shareowners generally.

If you plan to attend the meeting, please request an admittance card in one of the ways described in the box on the last page of the Proxy Statement.

We sincerely hope that as many shareowners as can conveniently attend will do so.

Sincerely yours,

Don H. Davis, Jr.	Keith D. Nosbusch
Chairman of the Board	President and Chief Executive Officer

Rockwell Automation, Inc.

777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202

Notice of 2005 Annual Meeting of Shareowners

To the Shareowners of

ROCKWELL AUTOMATION, INC.:

      Notice Is Hereby Given that the 2005 Annual Meeting of Shareowners of Rockwell Automation, Inc. will be held in the Grand Ballroom at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on Wednesday, February 2, 2005, at 10 a.m. (Central Standard Time) for the following purposes:

(a)	to elect three members of the Board of Directors of the Corporation with terms expiring at the Annual Meeting in 2008;

(b)	to consider and vote on a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Corporation for fiscal year 2005; and

(c)	to transact such other business as may properly come before the meeting.

          Only shareowners of record at the close of business on December 6, 2004 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Douglas M. Hagerman

Secretary

December 14, 2004

Note: The Board of Directors solicits votes by the execution and prompt return of the accompanying proxy in the enclosed return envelope or by use of the
Corporation’s telephone or Internet voting procedures.

Rockwell Automation, Inc.
Proxy Statement

INDEX

2005 Annual Meeting	1
Rockwell Automation	1
Stock Ownership by Certain Beneficial Owners	1
Election of Directors	2
Information as to Nominees for Directors and Continuing Directors	2
Board of Directors and Committees	5
Audit Committee Report	8
Ownership by Management of Equity Securities	10
Executive Compensation	11
Option Grants	12
Aggregated Option Exercises and Fiscal Year-End Values	13
Compensation Committee Report on Executive Compensation	13
Shareowner Return Performance Presentation	16
Retirement Plans	17
Other Arrangements	17
Proposal to Approve the Selection of Auditors	18
Vote Required	19
Other Matters	19
Section 16(a) Beneficial Ownership Reporting Compliance	19
Annual Reports	20
Shareowner Proposals for Annual Meeting in 2006	20
Shareowners Sharing the Same Address	20
Expenses of Solicitation	20
Appendix A — Audit Committee Charter	A-1

Rockwell Automation, Inc.
Proxy Statement

2005 ANNUAL MEETING

      The 2005 Annual Meeting of Shareowners of Rockwell Automation, Inc. (the Corporation) will be held on February 2, 2005, for the purposes set forth in the accompanying Notice of 2005 Annual Meeting of Shareowners. This proxy statement and the accompanying proxy, which are first being sent to shareowners on or about December 16, 2004, are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment thereof. If a shareowner duly executes and returns a proxy in the accompanying form or uses our telephone or Internet voting procedures to authorize the named proxies to vote the shareowner’s shares, those shares will be voted as specified. If no specification is made by a shareowner, the shares will be voted in accordance with the recommendations of the Board of Directors. The proxy and any votes cast using our telephone or Internet voting procedures may be revoked prior to exercise by delivering written notice of revocation to the Secretary of the Corporation, by executing a later dated proxy, by casting a later vote using the telephone or Internet voting procedures, or by attending the meeting and voting in person.

      It is our policy to keep confidential all proxy cards, ballots and voting tabulations that identify individual shareowners, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to comply with this policy of confidentiality.

      For shareowners participating in the Mellon Investor Services Program for Rockwell Automation Shareowners (dividend reinvestment and stock purchase plan), the administering bank will vote the shares that it holds for a participant’s account only in accordance with the proxy returned by the participant to us, or in accordance with instructions given pursuant to our telephone or Internet voting procedures.

      Each holder of Common Stock is entitled to one vote for each share held. On December 6, 2004, the record date for the meeting, we had outstanding 184,935,292 shares of our Common Stock.

ROCKWELL AUTOMATION

      We are a leading global provider of industrial automation power, control and information solutions. We were incorporated in 1996 and are the successor to the former Rockwell International Corporation, which was incorporated in 1928, as the result of a tax-free reorganization completed December 6, 1996. We changed our name to Rockwell Automation, Inc. in February 2002. Our principal executive office is located at 777 East Wisconsin Avenue, Suite 1400, Milwaukee, Wisconsin 53202. Our telephone number is (414) 212-5299 and our website is located at www.rockwellautomation.com. Our Common Stock trades on the New York Stock Exchange (NYSE) under the symbol ROK.

STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

      The following table shows, as of December 6, 2004, information with respect to the persons known to us, based on statements filed with the Securities and Exchange Commission (SEC) pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (Securities Exchange Act) or otherwise furnished to us, to be the beneficial owners of more than 5% of any class of our outstanding voting securities.

				Percent
Title of Class	Name and Address of Beneficial Owner	Shares		of Class(1)

Common Stock	Wells Fargo Bank, N.A., as Trustee(2) 707 Wilshire Boulevard Los Angeles, CA 90017	15,373,417	(2)	8.3%

Common Stock	Barclays Global Investors, N.A.(3) 45 Fremont Street San Francisco, CA 94105	9,673,676	(3)	5.18%

(1)	The percent of class owned has been computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.

(2)	Shares are held as trustee under our savings plans for approximately 22,700 participating employees and former employees of the Corporation or its predecessors. Our Common Stock represents only one of many investment alternatives under the plans that can be selected by plan participants. Participants can reallocate their investments within these plans at any time (to the extent vested) and in their sole discretion, subject to our insider trading policy. The trustee will vote the shares held on account of participants in the plans in accordance with written instructions from the participants, or instructions from the participants given pursuant to our telephone or Internet voting procedures. Where no instructions are received, shares will be voted as the trustee deems proper and, as to shares held in the Rockwell Automation Retirement Savings Plan for Salaried Employees, in the same proportion as it votes those shares for which it has received voting instructions from participants. The trustee has no investment power with respect to the shares held on account of participants unless a tender offer is made for the shares and the participant provides no instructions to the trustee.

(3)	This information is based solely on a Schedule 13G dated February 13, 2004 filed with the SEC by Barclays Global Investors, NA, and certain related banks, investment advisors and broker-dealers (collectively, Barclays). Barclays reported sole voting and investment power over all of the shares listed. According to the Schedule 13G, the reported shares are held by Barclays in trust accounts for the economic benefit of the beneficiaries of the accounts.

ELECTION OF DIRECTORS

      Our Restated Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with terms extending to the third succeeding Annual Meeting after election. The Restated Certificate of Incorporation provides that the Board shall maintain the three classes so as to be as nearly equal in number as the then total number of directors permits but that no decrease in the number of directors shall shorten the term of any director.

      The terms of three directors expire at the 2005 Annual Meeting. These directors have been designated by the Board, upon the recommendation of the Board Composition and Governance Committee, as nominees for election as directors at the 2005 Annual Meeting with terms expiring at the 2008 Annual Meeting.

      It is intended that proxies in the accompanying form properly executed and returned to our proxy tabulator and shares properly authorized to be voted in accordance with our telephone or Internet voting procedures will be voted at the meeting, unless authority to do so is withheld, for the election of the three nominees specified in Nominees for Directors with Terms Expiring in 2008 below. If for any reason any of those nominees is not a candidate when the election occurs (which is not expected), proxies and shares properly authorized to be voted will be voted at the meeting for the election of a substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.

INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS

      For each nominee for director and each continuing director, we have stated the nominee’s or continuing director’s name, age (as of December 14, 2004) and principal occupation; the position, if any, with the Corporation; the period of service as a director of the Corporation (or a predecessor corporation); other directorships held; and the committees of the Board of Directors on which the nominee or continuing director serves.

NOMINEES FOR DIRECTORS WITH TERMS EXPIRING IN 2008

Bruce M. Rockwell Director Since 1969 Age 65

Retired Executive Vice President, Fahnestock & Co. Inc. (now part of Oppenheimer & Co., Inc.), member New York Stock Exchange (Investment Banking). Mr. Rockwell is Chairman of the Technology, Environmental and Social Responsibility Committee and a member of the Audit and the Compensation and Management Development Committees of the Board. He joined First of Michigan Corporation in 1961, was elected Senior Vice President in 1983, and was named Vice Chairman, First of Michigan Division of Fahnestock & Co. Inc. in March 1998 following the acquisition of First of Michigan by Fahnestock & Co. He is past chairman of the Municipal Advisory Council of Michigan and past President of the Bond Club of Detroit.

Joseph F. Toot, Jr. Director Since 1977 Age 69

Retired President and Chief Executive Officer, The Timken Company (Tapered Roller Bearings and Specialty Steel). Mr. Toot is Chairman of the Compensation and Management Development Committee and a member of the Board Composition and Governance Committee of the Board. He joined The Timken Company in 1962 and served in various senior executive positions until his election as President in 1979 and Chief Executive Officer in 1992. He retired as President and Chief Executive Officer of Timken in December 1997 and then served as Chairman of the Executive Committee from January 1998 until April 2000. Mr. Toot has served as a director of Timken since 1968. He is also a director of Rockwell Collins, Inc. and a member of the Supervisory Board of PSA Peugeot Citroën.

Kenneth F. Yontz Director Since 2002 Age 60

Chairman of the Board, Sybron Dental Specialties Inc. (Dental Supplies, Orthodontic Appliances and Related Products). Mr. Yontz has been Chairman of the Board of Sybron Dental Specialties since October 2000. Mr. Yontz is a member of the Audit and the Board Composition and Governance Committees of the Board. He served as Chairman of the Board of Apogent Technologies Inc. (laboratory and life sciences company) (successor company to Sybron International Corporation) from December 1987 until August 2004, and as President and Chief Executive Officer from October 1987 until December 2000. Mr. Yontz is a director of AMN Healthcare Services, Inc. He also serves as a director or member of a number of civic and community organizations.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2006

Betty C. Alewine Director Since 2000 Age 56

Retired President and Chief Executive Officer, COMSAT Corporation (Global Satellite Services and Digital Networking Services and Technology). Ms. Alewine is a member of the Compensation and Management Development and the Technology, Environmental and Social Responsibility Committees of the Board. She joined COMSAT in 1986 as Vice President of Sales and Marketing, and then served as the Vice President and General Manager and in 1994 as President of COMSAT International, the company’s largest operating unit. Ms. Alewine was named Chief Executive Officer of COMSAT in July 1996 and served in that position until the merger of COMSAT and Lockheed Martin Corporation in August 2000. Ms. Alewine is a director of the New York Life Insurance Company and The Brink’s Company. She also serves as a director or member of a number of civic and charitable organizations.

Verne G. Istock Director Since 2003 Age 64

Retired Chairman and President, Bank One Corporation (Financial Holding Company). Mr. Istock is Chairman of the Audit Committee and a member of the Board Composition and Governance Committee of the Board. He served as Chairman of the Board of Bank One Corporation from October 1998, following completion of the merger of First Chicago NBD Corporation and Banc One Corporation, until October 1999, and as President of Bank One Corporation from October 1999 until September 2000. He served as Acting Chief Executive Officer of Bank One Corporation from December 1999 until March 2000. He served as Chairman of First Chicago NBD from 1996 to 1998 and as President and Chief Executive Officer of First Chicago NBD from 1995 to 1998. Mr. Istock is a director of Kelly Services, Inc. and Masco Corporation. He also serves as a director or member of a number of civic and community organizations.

David B. Speer Director Since 2003 Age 53

President, Illinois Tool Works Inc. (Engineered Components and Industrial Systems and Consumables). Mr. Speer is a member of the Audit and the Technology, Environmental and Social Responsibility Committees of the Board. Mr. Speer joined Illinois Tool Works in 1978. In October 1995, he was elected Executive Vice President of worldwide construction products businesses and in 2003 assumed similar responsibilities for the company’s Wilsonart businesses. He was elected President of Illinois Tool Works in August 2004. Mr. Speer is a member of the Chicago Economic Club and the American Management Association and also a director or member of a number of other business and community organizations.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2007

Don H. Davis, Jr. Director Since 1995 Age 65

Chairman of the Board. Mr. Davis has been Chairman of the Board since February 1998. He served as our Chief Executive Officer from October 1997 until February 2004. Mr. Davis will step down as Chairman of the Board effective at the conclusion of our 2005 Annual Meeting of Shareowners, but will remain as a director. Mr. Davis is a director of Ciena Corporation, Illinois Tool Works Inc. and Journal Communications, Inc. He is a member of The Business Council, The Business Roundtable, former Chairman of the Board of Governors of the National Electrical Manufacturers Association and also a director, trustee or member of a number of other business, educational and civic organizations.

William H. Gray, III Director Since 1994 Age 63

Retired President and Chief Executive Officer, The College Fund/ UNCF (Educational Assistance). Mr. Gray is a member of the Board Composition and Governance and the Technology, Environmental and Social Responsibility Committees of the Board. He was President of The College Fund/ UNCF from September 1991 until June 2004 and has been senior minister, Bright Hope Baptist Church in Philadelphia since 1972. He served in Congress from 1979 to 1991, as House Majority Whip, Chair of the Democratic Caucus and the House Budget Committee and on the House Appropriations Committee. Mr. Gray is a director of JPMorgan Chase & Co., Dell, Inc., Pfizer Inc., Prudential Financial, Inc. and Visteon Corporation.

William T. McCormick, Jr. Director Since 1989 Age 60

Retired Chairman of the Board and Chief Executive Officer, CMS Energy Corporation (Diversified Energy). Mr. McCormick is Chairman of the Board Composition and Governance Committee and a member of the Compensation and Management Development Committee of the Board. He served as Chairman of the Board and Chief Executive Officer of CMS Energy Corporation from November 1985 until May 2002. Before joining CMS, he had been Chairman and Chief Executive Officer of American Natural Resources Company and Executive Vice President and a director of its parent corporation, The Coastal Corporation.

Keith D. Nosbusch Director Since 2004 Age 53

President and Chief Executive Officer. Mr. Nosbusch has been our President and Chief Executive Officer since February 2004. He has been elected Chairman of the Board, effective at the conclusion of our 2005 Annual Meeting of Shareowners. He served as Senior Vice President and President, Rockwell Automation Control Systems from November 1998 until February 2004. Mr. Nosbusch is a director of The Manitowoc Company, Inc. and serves as a director or member of a number of business, civic and community organizations.

      The Board of Directors recommends that you vote “FOR” the election as directors of the three nominees described above, which is presented as item (a).

BOARD OF DIRECTORS AND COMMITTEES

      Our business is managed by or under the direction of the Board of Directors. The Board has established several committees, the Audit Committee, the Board Composition and Governance Committee, the Compensation and Management Development Committee and the Technology, Environmental and Social Responsibility Committee, whose principal functions are briefly described below. The duties and responsibilities of each committee are set forth in committee charters that are available on our website at www.rockwellautomation.com; click on the heading: “Investors”, then the heading: “Corporate Governance”. The committee charters are also available in print to any shareowner upon request. In the 2004 fiscal year, the Board held eight meetings and acted on two occasions by unanimous written consent in lieu of a meeting. Average attendance by incumbent directors at Board and Committee meetings was 99%, and all of the directors attended 93% or more of the meetings of the Board and the Committees on which they served. Directors are expected to attend the annual meeting of shareowners. All directors attended the 2004 annual meeting of shareowners.

      The Board has adopted categorical standards to assist it in determining whether its members meet the independence requirements of the NYSE. These standards provide that the following relationships are deemed to be immaterial and would not in and of themselves impair a director’s independence:

•	a director or an immediate family member is an executive officer or employee of a company that makes payments to, or receives payments from, the Corporation or any of its subsidiaries for property or services in an amount which in any single fiscal year of the Corporation does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	a director or an immediate family member is an executive officer of another company that is indebted to the Corporation or to which the Corporation is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of each of the Corporation and such other company; or

•	a director serves as an executive officer of a charitable organization and the Corporation’s discretionary charitable contributions (excluding the amount of any matching contributions under the Corporation’s Matching Gifts Program) to the charitable organization in any fiscal year of the Corporation are not more than the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

      The Board has reviewed the independence of its members considering these standards, the independence criteria of the NYSE and any other commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between the directors and the Corporation and has determined that none of the eight current non-management directors has a material relationship with the Corporation and each such director meets the independence requirements of the NYSE.

      The non-management directors meet in executive session without the presence of any corporate officer or member of management in conjunction with regular meetings of the Board. A director designated by the non-management directors chairs the session.

      Audit Committee. The Audit Committee is composed of four non-employee directors who meet the independence and accounting or related financial management expertise standards and requirements of the NYSE and the SEC. The Audit Committee assists the Board in overseeing the Corporation’s accounting and financial reporting processes, its internal control and disclosure control systems, the integrity and audits of its financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors and the performance of its internal audit function and independent auditors. The Audit Committee has the duties and responsibilities set forth in the Audit Committee Charter, which include: appointment of independent auditors, subject to shareowner approval; approval of all audit, audit-related and permitted non-audit fees and services; review with the independent auditors and management of the annual audited and quarterly financial statements; discussion periodically with management of quarterly earnings releases; and review with the independent auditors and management of the quality and adequacy of internal controls. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A. The Audit Committee met four times during the 2004 fiscal year. The Board has determined that Messrs. Istock, Speer and Yontz qualify as “audit committee financial experts” as defined by the SEC.

      Board Composition and Governance Committee. The principal functions of the Board Composition and Governance Committee are to consider and recommend to the Board qualified candidates for election as directors of the Corporation and periodically to prepare and submit to the Board for adoption the Committee’s selection criteria for director nominees. The Committee annually assesses and reports to the Board on the performance of the Board of Directors as a whole and of the individual directors. The Committee also recommends to the Board the members of the Committees of the Board and our Guidelines on Corporate Governance. The Committee, which is composed of five non-employee directors who meet the independence requirements of the NYSE, met twice during the 2004 fiscal year.

      The Committee will consider candidates for director recommended by shareowners. Shareowners wishing to recommend director candidates for consideration by the Committee can do so by writing to the Secretary of the Corporation at 777 East Wisconsin Ave., Milwaukee, Wisconsin 53202. The recommendation must include the candidate’s name, biographical data and qualifications and such other information that is required by the SEC to be included in a proxy statement with respect to a director nominee. Any such recommendation must be accompanied by a written statement from the candidate indicating his or her willingness to serve if nominated and elected. The recommending shareowner also must provide evidence of being a shareowner of record of our Common Stock at that time.

      The Committee, the Chairman of the Board, the Chief Executive Officer or other members of the Board may identify a need to add new members to the Board or fill a vacancy on the Board. In such case, the Committee will initiate a search for qualified director candidates, seeking input from senior management and Board members, and to the extent it deems it appropriate, outside search firms. The Committee will evaluate qualified candidates and then make its recommendation to the Board for its consideration and approval.

      In making its recommendations to the Board with respect to director candidates, the Committee considers various criteria set forth in our Board Membership Criteria (which are included as Exhibit A to the Committee’s Charter), including experience, professional background, specialized expertise and concern for the best interests of shareowners as a whole. In addition, directors must be of the highest character and integrity, be free of conflicts of interest with the Corporation, and have sufficient time available to devote to the affairs of the Corporation. The Committee from time to time reviews with the Board our Board Membership Criteria in the context of the current composition of the Board and our circumstances.

      The Committee will evaluate properly submitted shareowner recommendations under substantially the same criteria and in substantially the same manner as other potential candidates.

      In addition to recommending director candidates to the Committee, shareowners may also nominate candidates for election to the Board at annual shareowner meetings by following the procedures set forth in our By-Laws. See “Shareowner Proposals for Annual Meeting in 2006” set forth later in this proxy statement.

      Compensation and Management Development Committee. The four members of the Compensation and Management Development Committee are non-employee directors who meet the independence requirements of the NYSE and are ineligible to participate in any of the plans or programs that are administered by the Committee, except the 2003 Directors Stock Plan and 1995 Directors Stock Plan. The principal functions of the Compensation and Management Development Committee are to evaluate the performance of our senior executives and plans for management succession and development, review the design and competitiveness of our compensation plans, fix salaries of corporate officers and review the salary plan for other executives in senior general management positions, review and approve corporate goals and objectives and determine the CEO’s compensation level, and administer our incentive, deferred compensation and long-term incentives plans (including stock option plans) pursuant to the terms of the respective plans. The Committee met five times during the 2004 fiscal year.

      Technology, Environmental and Social Responsibility Committee. The Technology, Environmental and Social Responsibility Committee is composed of four non-employee directors. The Committee reviews and assesses our technological activities as well as its policies and practices in the following areas: employee relations, with emphasis on equal employment opportunity and advancement; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to health, educational, cultural and other social institutions. The Committee met twice during the 2004 fiscal year.

      Shareowner Communications to the Board and Ombudsman. Shareowners may send communications to the Board, an individual Director, the non-management Directors as a group, or a specified Board Committee at the following address:

Rockwell Automation, Inc.
c/o Corporate Secretary
777 East Wisconsin Avenue, Suite 1400
Milwaukee, WI 53202
Attn: Board of Directors

      The Secretary will receive and process all communications before forwarding them to the addressee. The Secretary will forward all communications unless he determines that a communication is a business solicitation or advertisement, or requests general information about us.

      In accordance with procedures approved by the Audit Committee, concerns about accounting, internal controls or auditing matters should be reported to the Ombudsman as outlined in our Standards of Business Conduct, which are available on our website at www.rockwellautomation.com; please click on the heading: “About Us”, then the heading: “Ethics”. The Ombudsman is required to report promptly to the Audit Committee all reports of questionable accounting or auditing matters that he receives. You may contact the Ombudsman by addressing a letter to:

Ombudsman
Rockwell Automation, Inc.
777 East Wisconsin Avenue, Suite 1400
Milwaukee, WI 53202

You may also contact the Ombudsman by phone at (800) 552-3589, e-mail at ombudsman@rockwell.com or fax at (414) 212-5964.

      Director Compensation. During the 2004 fiscal year, our non-employee directors received an annual retainer of $87,000, of which $60,000 was paid in cash and $27,000 was paid by delivery of restricted shares of our Common Stock pursuant to the 2003 Directors Stock Plan, for Board service, together with a retainer for service on each Board committee at the annual rate of $7,500 ($10,000 for the Chairman) for service on the Audit Committee; $4,000 ($5,000 for the Chairman) for service on the Compensation and Management Development and the Board Composition and Governance Committees; and $2,000 ($3,000 for the Chairman) for service on the Technology, Environmental and Social Responsibility Committee. The restricted shares vest upon a director’s retirement from the Board under the Board’s retirement policy, a change of control of the Corporation or resignation by reason of the antitrust laws, compliance with our conflict of interest policies, death, disability or other circumstances the Board determines not to be adverse to the best interests of the Corporation. Each non-employee director also received a grant of 500 shares of Common Stock pursuant to the 2003 Directors Stock Plan immediately after the Annual Meeting of Shareowners on February 4, 2004. On the same date, each non-employee director received a grant of options to purchase 1,500 shares of Common Stock pursuant to the 2003 Directors Stock Plan. In accordance with the 2003 Directors Stock Plan, the options (i) were granted at an exercise price of $30.22 per share, the closing market price on the date of grant, and (ii) become exercisable in three substantially equal installments on the first, second and third anniversaries of the grant date. The average of retainer fees (including the annual stock grants) paid to or deferred by non-employee directors for the 2004 fiscal year was $111,390 (determined by valuing the February 2004 stock grant at $30.22 per share, the closing price on the date the shares were issued). In addition, the stock options granted under the 2003 Directors Stock Plan had a fair value of $7.88 per option share, based on the Black-Scholes option pricing methodology using the following assumptions and inputs: options exercised after 5 years, expected stock price volatility of 0.31, dividend yield of 2.18% and an interest rate of 3.279%. The interest rate represents the zero coupon Treasury bond rate with a maturity date approximately 5 years from the grant date.

      Under the terms of the directors’ deferred compensation plan, a director may elect to defer all or part of the cash payment of retainer fees until such time as shall be specified, with interest on deferred amounts accruing quarterly at 120% of the federal long-term rate set each month by the Secretary of the Treasury. In addition, under the 2003 Directors Stock Plan, each director has the opportunity each year to defer all of the annual grant of shares and all or any portion of the cash retainers by electing to receive restricted shares valued at the closing price on the NYSE on the date of the annual grant and the date each retainer payment would otherwise be made in cash.

      Our Guidelines on Corporate Governance provide that a meaningful portion of director compensation should be in shares of our Common Stock to further the direct correlation of directors’ and shareowners’ economic interests.

      Our Guidelines on Corporate Governance and codes of business conduct and ethics are available on our website at www.rockwellautomation.com; click on the heading: “Investors”, then the heading “Corporate Governance”. They are also available in print to any shareowner upon request.

AUDIT COMMITTEE REPORT

      The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation’s financial reporting process, the Corporation’s compliance with legal and regulatory requirements, its internal control and disclosure control systems, the integrity and audits of its financial statements, the qualifications and independence of its independent auditors, and the performance of its internal and independent auditors.

      Our roles and responsibilities are set forth in a written Charter adopted by the Board, which is attached as Appendix A to this proxy statement. The Charter is also available on the Corporation’s website at www.rockwellautomation.com. We review and reassess the Charter annually, and more frequently as necessary to address any changes in NYSE corporate governance rules relative to audit committees, and recommend any changes to the Board for approval.

      Management is responsible for the financial statements and the reporting process, including the system of internal control. Deloitte & Touche LLP (D&T), the Corporation’s independent auditors, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

      We are responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling our responsibilities for the financial statements for fiscal year 2004, we:

•	Reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2004 with management and D&T;

•	Discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit; and

•	Received written disclosures and the letter from D&T regarding its independence as required by Independence Standards Board Standard No. 1. We also discussed with D&T its independence.

      For information on fees paid to D&T for each of the last two years, see “Proposal to Approve the Selection of Auditors” on page 18.

      We considered the non-audit services provided by D&T in fiscal year 2004 and determined that the provision of those services is compatible with and does not impair D&T’s independence. We pre-approve all audit and permitted non-audit services performed by D&T.

      In fulfilling our responsibilities, we met with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting. We also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that we determined appropriate. We also met separately with the Corporation’s Chief Executive Officer, Chief Financial Officer, Controller, General Counsel and Ombudsman.

      Based on our review of the audited financial statements and discussions with management and D&T, we recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 for filing with the SEC.

      The Audit Committee has selected D&T as auditors of the Corporation for the fiscal year ending September 30, 2005, subject to the approval of shareowners.

Audit Committee

Verne G. Istock, Chairman
Bruce M. Rockwell
David B. Speer
Kenneth F. Yontz

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

      The following table shows the beneficial ownership, reported to us as of October 31, 2004, unless otherwise indicated, of our Common Stock, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of stock options) of each director, each nominee for director, each executive officer listed in the table on page 11 and of such persons and other executive officers as a group.

	Beneficial Ownership on
	October 31, 2004

	Shares of			Total	Percent of
Name	Common Stock(1)		Options(2)	Shares(1)	Class(3)

Betty C. Alewine	8,689	(4)	9,999	18,688	—
Don H. Davis, Jr.	117,662	(5,6)	563,866	681,528	—
William H. Gray, III	11,664	(4)	7,000	18,664	—
Verne G. Istock	8,391	(4)	2,666	11,057	—
William T. McCormick, Jr.	17,221	(4)	14,352	31,573	—
Keith D. Nosbusch	38,967	(5,7)	937,468	976,435	—
Bruce M. Rockwell	46,533	(4)	8,000	54,533	—
David B. Speer	5,792	(4)	2,666	8,458	—
Joseph F. Toot, Jr.	21,221	(4)	8,333	29,554	—
Kenneth F. Yontz	45,586	(4)	5,665	51,251	—
Steven A. Eisenbrown	14,714	(5)	187,788	202,502	—
James V. Gelly	5,121	(7)	—	5,121	—
Joseph D. Swann	30,673	(5)	313,389	344,062	—
William J. Calise, Jr.	24,859	(5)	520,918	545,777 (8)	—
All of the above and other executive officers as a group (26 persons)	510,333	(4,5)	3,524,039	4,034,372	2.2%

(1)	Each person has sole voting and investment power with respect to the shares listed (either individually or with spouse), unless otherwise indicated.

(2)	Represents shares that may be acquired upon the exercise of outstanding stock options within 60 days. Does not include 429,699 shares that may be acquired on exercise of outstanding options granted to Mr. Davis that have been assigned to or for the benefit of family members and are not attributable to him pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act.

(3)	The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned (where such percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.

(4)	Includes 7,714; 9,949; 2,491; 8,821; 8,821; 4,392; 9,521 and 5,186 shares granted as restricted stock under the 1995 and 2003 Directors Stock Plans or otherwise as compensation for services as directors for Ms. Alewine and Messrs. Gray, Istock, McCormick, Rockwell, Speer, Toot and Yontz, respectively.

(5)	Includes shares held under our savings plan as of October 31, 2004. Does not include 27,199; 2,694; 1,404; 5,236; 3,724; and 42,198 share equivalents for Messrs. Davis, Nosbusch, Eisenbrown, Swann, Calise and the group, respectively, held under our supplemental savings plan as of October 31, 2004 (and, for Mr. Calise, as of June 30, 2004).

(6)	Includes 39,458 shares granted as restricted stock under the 2000 Long-Term Incentives Plan, which vest on January 31, 2005.

(7)	Includes 10,000 and 5,000 shares granted as restricted stock under the 2000 Long-Term Incentives Plan for Messrs. Nosbusch and Gelly, respectively, which vest on February 5, 2007 and January 5, 2007, respectively.

(8)	Beneficial ownership reported as of resignation as an executive officer of the Corporation on June 30, 2004.

EXECUTIVE COMPENSATION

      The information below reflects the annual and long-term compensation for service in all capacities to us for the fiscal years ended September 30, 2004, 2003 and 2002, of (i) our chief executive officer, (ii) our other four most highly compensated executive officers at September 30, 2004, and (iii) one other person who was an executive officer of the Corporation during fiscal 2004 and would have been included under clause (ii) if he had remained an executive officer at September 30, 2004 (the Named Officers):

Summary Compensation Table

											All Other
	Annual Compensation						Long-Term Compensation				Compensation(1)

							Awards			Payouts

									Securities
							Restricted		Underlying
							Stock		Stock	Long-Term
					Other Annual		Awards		Options	Incentive
Name and Principal Position	Year	Salary	Bonus(2)(3)		Compensation		($)		(Shares)	Payouts

Keith D. Nosbusch	2004	$599,231	$1,000,000		$38,633		$308,000	(5)	250,000	—	$17,804
President and Chief Executive	2003	484,447	425,000		34,540		—		125,000	—	14,533
Officer(4)	2002	429,499	300,000		32,728		—		125,000	—	16,235
Don H. Davis, Jr.	2004	927,000	1,000,000	(7)	51,336		—		350,000	—	27,810
Chairman of the Board(6)	2003	927,000	1,000,000		50,757		—		350,000	—	27,810
	2002	920,354	750,000		44,257		—		350,000	—	34,789
Steven A. Eisenbrown	2004	290,771	340,000		29,987		—		65,000	—	7,440
Senior Vice President and	2003	266,541	128,300		28,280		—		52,000	—	7,215
Senior Vice President, Automation	2002	255,877	30,000		16,746		—		47,000	—	7,005
Control and Information Group, Rockwell Automation Control Systems(8)
James V. Gelly	2004	315,000	337,000		123,422	(10)	171,200	(11)	70,000	—	17,835
Senior Vice President and Chief	2003	—	—		—		—		—	—	—
Financial Officer(9)	2002	—	—		—		—		—	—	—
Joseph D. Swann	2004	386,539	240,000		28,500		—		90,000	—	11,579
Senior Vice President and	2003	362,147	150,000		31,926		—		90,000	—	10,864
President, Rockwell Automation	2002	317,011	250,000		34,957		—		90,000	—	11,983
Power Systems
William J. Calise, Jr.	2004	476,540	513,000		32,231		—		85,000	—	48,894
Senior Vice President, General	2003	460,451	315,000		39,916		—		85,000	—	13,833
Counsel and Secretary(12)	2002	444,876	297,000		37,823		—		85,000	—	16,816

(1)	Amounts contributed or accrued for the Named Officers under our savings plans and related supplemental savings plans and, in fiscal 2004, $15,000 paid to Mr. Gelly for consulting services provided to us prior to commencement of his employment on January 5, 2004, and $34,615 paid to Mr. Calise for all accrued but unused calendar 2004 vacation.

(2)	The bonus for Mr. Gelly includes a $25,000 signing bonus that must be repaid to us if his employment terminates prior to January 5, 2005.

(3)	In fiscal year 2002, the bonuses for Messrs. Nosbusch, Davis, Swann and Calise include amounts awarded under the Annual Incentive Compensation Plan for Senior Executive Officers (Senior Officers Incentive Plan) and separate additional amounts awarded due to the adverse effect on the determination of available funds under the Senior Officers Incentive Plan as a result of our required adoption of SFAS No. 142, which was not contemplated when the Senior Officers Incentive Plan was adopted.

(4)	President and Chief Executive Officer since February 2004; Senior Vice President and President, Rockwell Automation Control Systems prior thereto.

(5)	Represents the grant of 10,000 restricted shares of our Common Stock that Mr. Nosbusch has the right to receive, subject to vesting. The restricted stock vests on the third anniversary of the date of grant. The value set forth is based on the closing price on the date of grant, February 5, 2004, which was $30.80. Restricted stock owners are entitled to any cash dividends paid, but are not entitled to any dividend equivalents paid in shares. As of September 30, 2004, Mr. Nosbusch held an aggregate of 10,000 shares of restricted stock with an aggregate value of $387,000 (based on the closing price of our Common Stock on the NYSE on September 30, 2004 ($38.70)). Upon a change of control, all restrictions on restricted stock will immediately lapse.

(6)	Chairman of the Board and Chief Executive Officer prior to February 2004.

(7)	Includes $733,050 awarded under the Senior Officers Incentive Plan and $266,950 of additional amounts awarded in recognition of Mr. Davis’ service as executive Chairman of the Board during fiscal 2004 (including acting as Chief Executive Officer until February 2004).

(8)	Senior Vice President since February 2004.

(9)	Elected Senior Vice President and Chief Financial Officer on January 5, 2004; not an employee of the Corporation prior thereto.

(10)	Includes $65,059 paid in connection with the relocation of Mr. Gelly’s residence from New Jersey to Wisconsin, including $35,000 as an allowance expense. These were paid in addition to amounts payable under our relocation policy applicable to salaried employee new hires.

(11)	Represents the grant of 5,000 restricted shares of our Common Stock that Mr. Gelly has the right to receive, subject to vesting. The restricted stock vests on the third anniversary of the date of grant. The value set forth is based on the closing price on the date of grant, January 5, 2004, which was $34.24. Restricted stock owners are entitled to any cash dividends paid, but are not entitled to any dividend equivalents paid in shares. As of September 30, 2004, Mr. Gelly held an aggregate of 5,000 shares of restricted stock with an aggregate value of $193,500 (based on the closing price of our Common Stock on the NYSE on September 30, 2004 ($38.70)). Upon a change of control, all restrictions on restricted stock will immediately lapse.

(12)	Mr. Calise resigned as an executive officer in June 2004 and remained an employee through September 30, 2004.

OPTION GRANTS

      Shown below is further information on grants to the Named Officers of stock options pursuant to the 2000 Long-Term Incentives Plan, as amended (2000 Plan) during the fiscal year ended September 30, 2004, which are reflected in the Summary Compensation Table on page 11. No stock appreciation rights were granted during fiscal 2004.

Individual Grants

		Number of
		Securities		Percentage of
		Underlying		Total Options
		Options		Granted to	Exercise or		Grant Date
	Grant	Granted		Employees in	Base Price	Expiration	Present
Name	Date	(Shares)		Fiscal 2004	(Per Share)	Date	Value(1)

Keith D. Nosbusch	10/06/03	150,000	(2)	4.73%	$27.75	10/6/13	$1,053,000
	02/05/04	100,000	(2)	3.16	30.80	02/5/14	811,000
Don H. Davis, Jr.	10/06/03	350,000	(2)	11.05	27.75	10/6/13	2,457,000
Steven A. Eisenbrown	10/06/03	65,000	(2)	2.05	27.75	10/6/13	456,300
James V. Gelly	01/05/04	70,000	(2)	2.21	34.24	01/5/14	645,400
Joseph D. Swann	10/06/03	90,000	(2)	2.84	27.75	10/6/13	631,800
William J. Calise, Jr.	10/06/03	85,000	(2)	2.68	27.75	10/6/13	596,700

(1)	These values are based on the Black-Scholes option pricing model which produces a per share option value for options granted on the respective dates shown below, computed using the following assumptions and inputs:

	Per Share		Dividend	Interest
Grant Date	Option Value	Volatility	Yield	Rate	Expected Life (Years)

10/06/03	$7.02	0.31	2.38%	3.138%	5
01/05/04	9.22	0.31	1.93	3.327	5
02/05/04	8.11	0.31	2.14	3.350	5

The interest rate represents the zero coupon Treasury bond rate with a maturity date approximately 5 years from the date the options were granted. The actual value, if any, the executive officers may realize from these options will depend solely on the gain in stock price over the exercise price when the options are exercised.

(2)	Exercisable in three substantially equal installments beginning one year from the grant date.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

      Shown below is information with respect to (i) exercises by the Named Officers during fiscal 2004 of options to purchase our Common Stock granted under the 2000 Plan, the 1995 Long-Term Incentives Plan (1995 Plan) or the 1988 Long-Term Incentives Plan (1988 Plan), and (ii) the unexercised options to purchase our Common Stock held by the Named Officers at September 30, 2004.

			Number of Unexercised			Value of Unexercised
			Options Held at			In-the-Money Options Held
	Shares		September 30, 2004(1)			at September 30, 2004(1)(2)
	Acquired on	Value
Name	Exercise(1)	Realized(1)	Exercisable		Unexercisable	Exercisable		Unexercisable

Keith D. Nosbusch	9,298	$242,083	804,134		375,002	$19,267,146		$5,420,049
Don H. Davis, Jr.	816,070 (3)	19,509,030 (3)	381,866	(4)	700,002	8,479,206	(4)	12,197,549
Steven A. Eisenbrown	35,698	892,276	133,121		115,335	2,848,920		1,912,422
James V. Gelly	—	—	—		70,000	—		312,200
Joseph D. Swann	—	—	223,388		180,002	5,489,865		3,136,548
William J. Calise, Jr.	25,000	694,921	495,917		170,002	11,993,982		2,962,297

(1)	Does not include options or shares acquired on exercise of options for shares of Rockwell Collins, Inc. and Conexant Systems, Inc. issued in connection with the anti-dilution adjustments made June 29, 2001 and December 31, 1998, respectively, to options for our Common Stock following the pro-rata distribution of shares of Rockwell Collins, Inc. and Conexant Systems, Inc., or options or shares acquired on exercise of options for shares of any other entities issued in connection with distributions by Conexant Systems, Inc.

(2)	Based on the closing price on the NYSE of our Common Stock on September 30, 2004 ($38.70).

(3)	Excludes 155,000 shares acquired on exercise of options with $3,983,250 value realized that were granted to Mr. Davis and assigned to or for the benefit of family members and are not attributable to him pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act.

(4)	Excludes 534,299 exercisable options with a value of $11,564,721 that were granted to Mr. Davis and assigned to or for the benefit of family members and are not attributable to him pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

      Under our supervision, the Corporation has developed and implemented compensation policies, plans and programs intended to “pay for performance”. We set base salaries generally at the median of other major U.S. industrial companies, and provide opportunity for above-median compensation through the Corporation’s annual and long-term incentive plans and programs that depend heavily on corporate, business unit and individual performance. We consider the total compensation (earned or potentially available) of each of the Named Officers and the other senior executives in establishing each element of compensation. In our review we consider industry, peer group and national surveys of other major U.S. industrial companies and performance judgments as to the past and expected future contributions of the individual senior executives. To assist in this process, we have engaged an independent executive compensation consulting firm, which is accountable directly to us.

Executive Stock Ownership

      We believe the focus on “pay for performance” is sharpened by aligning closely the financial interests of the Corporation’s key executives with those of shareowners. Accordingly, we have set minimum Ownership Guidelines for executives. The minimum Ownership Guidelines (multiple of base salary) are as follows:

Common Stock
Market Value

Chief Executive Officer	5
Senior Vice Presidents	3
Other Corporate Officers	1.5

      Shares owned directly (including restricted shares) or through the Corporation’s savings plans (including share equivalents under the Corporation’s supplemental savings plans) and the after-tax value of shares subject to vested unexercised stock options are considered for determining whether an executive meets the Guidelines, except that not more than 50% of the Guidelines can be met by the after-tax value of unexercised vested options. At September 30, 2004, the 17 executives subject to the Guidelines owned an aggregate of 357,932 shares (including share equivalents under our supplemental savings plans) of the Corporation’s Common Stock, with an aggregate market value of $13.9 million at September 30, 2004. The ownership by 65% of the executives meets the Guidelines. All of the executives who do not meet the Guidelines have received a significant promotion or have been hired within the past five years and thus are within the transition period for meeting the Guidelines. We have determined that if a senior executive subject to the Guidelines does not make appropriate progress to meet the Guidelines, the executive’s future stock option grants may be adversely affected.

Components of Compensation

      • Base Salary— We reviewed and approved the base salaries of all corporate officers, including the Chief Executive Officer, and reviewed an annual salary plan for other executives in senior management positions, near the beginning of the 2004 fiscal year and periodically during the fiscal year for new officers.

      • Annual Incentives— In the early part of each fiscal year, we review with the Chief Executive Officer the Corporate Goals and Objectives. These include measurable financial goals as well as long-term leadership goals that in part require more subjective assessments. After the end of the year, we evaluate the Corporation’s performance and consider the results together with the contributions made by and the levels of responsibility of the individual executives in awarding annual incentive compensation. The incentive compensation for executives responsible for the management of business groups is largely determined by the extent to which the respective business group achieves goals established at the beginning of each year tailored to the particular business group.

      The following table shows the Corporation’s performance against its principal 2004 financial goals:

Performance Measure	Goal	Performance Achieved

Revenue	$4.2 billion	$4.4 billion
Earnings per share	$1.34	$1.85(1)

Free cash flow(2)	100% of net income	141% of net income(3)

Return on invested capital(4)	15% pre-tax	18% pre-tax

(1)	This represents diluted earnings per share from continuing operations, which includes tax benefits of $0.24 per diluted share related to the resolution of certain tax matters as well as state tax refunds.

(2)	Free cash flow is an internal performance measure defined as cash provided by operating activities, minus capital expenditures. For a numerical reconciliation of cash provided by operating activities to free cash flow, see our Annual Report on Form 10-K, which accompanies this proxy statement and is also available on our website.

(3)	Calculated using free cash flow divided by income from continuing operations.

(4)	The Corporation defines return on invested capital as the percentage resulting from dividing (a) income from continuing operations before accounting change and before interest expense, income tax expense and goodwill and purchase accounting items by (b) average invested capital for the year. Invested capital is defined as the sum of short-term debt, long-term debt, shareowners’ equity, cumulative write-downs of goodwill and intangibles required under SFAS No. 142, and accumulated amortization of goodwill and other intangible assets, minus cash.

     • Long-Term Incentives— The Corporation’s 2000 Long-Term Incentives Plan provides the flexibility to grant long-term incentives in a variety of forms, including performance units, stock options, stock appreciation rights and restricted stock. Annually, we evaluate the type of long-term incentive we believe is most likely to achieve our total compensation objectives.

      In fiscal 2004, long-term incentives for senior and middle-management executives were provided through stock option grants, and those grants were generally made near the beginning of the fiscal year. In addition, certain executives received restricted stock awards in connection with promotions or as new hires. We believe that stock option and restricted stock grants meet the objectives of the long-term incentive plans, particularly the alignment of management’s interests with those of the shareowners.

      • Compensation Deductibility— Internal Revenue Code Section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid in that year to its Chief Executive Officer and its other four most highly compensated executive officers unless the compensation is “performance based”. Grants of stock options and awards under the Senior Officers Incentive Plan are considered “performance based” compensation. Since we retain discretion with respect to base salaries and other annual incentive compensation awards, those elements would not qualify as “performance based” compensation for these purposes. We do not anticipate that any portion of the fiscal year 2004 compensation to the Named Officers will be subject to any deductibility limitations under Section 162(m).

Compensation of the Chairman of the Board and Chief Executive Officer

      Mr. Davis’ base salary was $927,000 in fiscal 2004. This is unchanged from his 2003 base salary. His total annual cash compensation continues to be substantially dependent on annual incentive compensation tied to our assessment of his and the Corporation’s performance.

      At the beginning of fiscal 2004, we granted Mr. Davis options for 350,000 shares, the same number as granted for fiscal 2003. We considered information on Mr. Davis’ total compensation and historical information regarding his long-term compensation opportunities, as well as Mr. Davis’ past and expected future contributions to the Corporation’s achievement of its long-term performance goals.

      Mr. Nosbusch was appointed Chief Executive Officer of the Corporation on February 4, 2004. Mr. Nosbusch’s annual base salary is $650,000. This is an increase from his previous salary of $500,000. Mr. Nosbusch is eligible for awards under the Corporation’s annual and long-term incentive programs at our discretion.

      Mr. Nosbusch was provided a one-time award of 100,000 stock options and 10,000 shares of restricted stock on February 5, 2004 in connection with his appointment as Chief Executive Officer. Mr. Nosbusch also received an equity grant for the 2004 fiscal year under the Corporation’s annual award program of 150,000 stock options. We considered information on Mr. Nosbusch’s total compensation and historical information regarding his long-term compensation opportunities, as well as his past and expected future contributions to the Corporation’s achievement of its long-term performance goals.

      In determining Mr. Davis’ and Mr. Nosbusch’s annual incentive compensation for 2004, we concluded that under their leadership in 2004 the Corporation had performed exceptionally well against its financial and operating goals. In addition, we recognized the substantial return to shareowners during the 2004 fiscal year, which resulted in an increase in market capitalization of $2.2 billion (see the Shareowner Return Performance Presentation on Page 16). Based on the foregoing, we awarded Mr. Davis $1,000,000 and Mr. Nosbusch $1,000,000 in incentive compensation.

      The Board in Executive Session (when Mr. Davis and Mr. Nosbusch were not present), as provided in the Corporation’s Guidelines on Corporate Governance, received and discussed our evaluation of the Corporation’s and Mr. Nosbusch’s performance in the 2004 fiscal year.

Compensation and Management Development Committee

Joseph F. Toot, Jr., Chairman
Betty C. Alewine
William T. McCormick, Jr.
Bruce M. Rockwell

SHAREOWNER RETURN PERFORMANCE PRESENTATION

      The following line graph compares the cumulative total shareowner return on our Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Electrical Components & Equipment Index for the period of five fiscal years from October 1, 1999 to September 30, 2004, assuming in each case a fixed investment of $100 at the respective closing prices on September 30, 1999 and reinvestment of all dividends.

Comparison of Five-Year Cumulative Total Return*

Rockwell Automation, S&P Composite-500 & S&P Electrical Components & Equipment

 The cumulative total returns on Rockwell Automation Common Stock and each index as of each September 30, 1999-2004 plotted in the above graph are as follows:

	1999	2000	2001	2002	2003	2004

Rockwell Automation*	$100.00	$59.09	$70.16	$80.47	$133.63	$200.91
S&P Composite—500	100.00	113.28	83.13	66.10	82.22	93.63
S&P Electrical Components & Equipment	100.00	135.20	93.00	84.42	116.54	143.89
Dividends per common share during fiscal year ended September 30	1.02	1.02	0.93	0.66	0.66	0.66

*	Includes the reinvestment of all dividends in our Common Stock, including the value of the dividends related to receipt of 1 share of Rockwell Collins common stock on June 29, 2001.

RETIREMENT PLANS

      The following table shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including officers, in the earnings and years of service classifications indicated, under our retirement plans that cover most officers and other salaried employees on a non-contributory basis. Such benefits reflect a reduction to recognize in part our cost of Social Security benefits related to service for us. Our plans also provide for the payment of benefits to an employee’s surviving spouse or other beneficiary.

Average	Estimated Annual Retirement Benefit at Age 65 in 2004 for Years of Service Indicated
Annual
Earnings	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

$500,000	$65,664	$131,383	$197,047	$208,969	$220,890	$232,811	$254,629	$284,629
750,000	98,989	198,058	297,047	315,219	333,390	351,561	385,879	431,504
1,000,000	132,314	264,733	397,047	421,469	445,890	470,311	517,129	578,379
1,500,000	198,964	398,083	597,047	633,969	670,890	707,811	779,629	872,129
2,000,000	265,614	531,433	797,047	846,469	895,890	945,311	1,042,129	1,165,879
2,500,000	332,264	664,783	997,047	1,058,969	1,120,890	1,182,811	1,304,629	1,459,629
3,000,000	398,914	798,133	1,197,047	1,271,469	1,345,890	1,420,311	1,567,129	1,753,379

      Covered compensation includes salary and annual bonus. The calculation of retirement benefits under the plans generally is based upon average earnings for the highest five years of the ten years preceding retirement. The credited years of service for Messrs. Nosbusch, Davis, Eisenbrown, Gelly, Swann and Calise are 31, 42, 19, 0, 36, and 11.

      Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, we have a nonqualified supplemental pension plan that authorizes the payment out of our general funds of any benefits calculated under provisions of the applicable retirement plan that may be above the limits under these sections.

OTHER ARRANGEMENTS

      In June 2001, we entered into change of control agreements with Messrs. Nosbusch, Davis, Swann and Calise and certain other executives. Each agreement becomes effective if there is a “change of control” of the Corporation during the agreement’s three and one-half year term (ending January 15, 2005). Each agreement provides for the continuing employment of the executive for three years after the change of control on conditions no less favorable than those in effect before the change of control. If the executive’s employment is terminated by us without “cause” or if the executive terminates his employment for “good reason” within that three year period, the executive is entitled to severance benefits equal to a multiple of his annual compensation, including bonus, and continuation of other benefits for a number of years equal to the multiple. The multiple is three for Messrs. Nosbusch, Davis, Swann and Calise and three or two for the other executives. In addition, if the executive terminates his own employment for any reason during a 30-day window period beginning one year after the change of control, the executive is also entitled to these severance benefits. The executives are entitled to an additional payment, if necessary, to make them whole as a result of any excise tax imposed on these change of control payments, unless the safe harbor amount above which the excise tax is imposed is not exceeded by more than 10%, in which event the payments will be reduced to avoid the excise tax. Mr. Calise’s agreement terminated on June 30, 2004 when he resigned as an executive officer of the Corporation. In June 2004, Mr. Nosbusch’s agreement was amended and restated to extend the termination date to September 2007. In May 2004, we entered into change of control agreements with Mr. Gelly and Douglas M. Hagerman, our Senior Vice President, General Counsel and Secretary, with substantially the same terms and conditions as the June 2001 agreements, with a September 2007 termination date and containing a multiple of three.

      In order to maintain continuity, we offered to all employees on the corporate staff who had previously relocated from Costa Mesa, California, to Milwaukee, Wisconsin, the same lay-off and relocation package offered to all such corporate employees who left our employ in connection with the Rockwell Collins spin-off, provided they remained in our employ until September 30, 2004 and ceased employment on such date.

Pursuant to this program, in May 2004, we entered into a separation agreement with Mr. Calise. Under the agreement, Mr. Calise is entitled to receive twenty-four months of base salary beginning October 1, 2004 at his monthly base salary rate of $40,000 and will continue to receive his then-current benefits, except that he will not receive any stock options or incentive compensation.

      In connection with Mr. Davis’ retirement, we have agreed to provide him with office space and the services of an administrative assistant for five years.

      The Named Officers participate in our non-qualified supplemental pension plan, supplemental savings plan and deferred compensation plan. We have established a master rabbi trust relating to these non-qualified plans. The master rabbi trust requires that, upon a change of control, we fund the trust in a cash amount equal to the unfunded accrued liabilities of these non-qualified plans as of such time.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

      The Audit Committee has selected the firm of Deloitte & Touche LLP (D&T) as our auditors for the fiscal year ending September 30, 2005, subject to the approval of the shareowners. D&T, and its predecessors, have acted as our auditors since 1934.

      Before the Audit Committee selected D&T, it carefully considered the independence and qualifications of that firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing. Representatives of D&T are expected to be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

Audit Fees

      The following table sets forth the aggregate fees for services provided by D&T for the fiscal years ended September 30, 2004 and 2003 (in millions), all of which were approved by the Audit Committee:

	Year Ended
	September 30,

	2004	2003(1)

Audit Fees
Year-end Audit	$2.7	$2.5
Statutory Audits	1.4	1.3

Audit-Related Fees
Employee Benefit Plan Audits and Other Audits	0.3	0.2
Acquisitions and Divestitures	—	0.6
Sarbanes-Oxley Review	0.6	—

Tax Fees
Compliance	1.0	1.2
Other Consulting	0.3	0.5

All Other Fees(2)	—	0.1

Total	$6.3	$6.4

(1)	Reflects final amounts paid.

(2)	All other fees for 2003 related to Sarbanes-Oxley Act consulting, training and foreign language translation.

     The Audit Committee considered and determined that the provision of non-audit services by D&T was compatible with maintaining the firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

      The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the independent auditors. The Audit Committee must pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent auditors in accordance with the pre-approval policies and procedures established by the Audit Committee.

      The Audit Committee annually approves the scope and fee estimates for the year-end audit, statutory audits and employee benefit plan audits to be performed by our independent auditors for the next fiscal year. With respect to other permitted services, management defines and presents specific projects for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements and projects on a fiscal year basis, subject to individual project thresholds and annual thresholds. At each Audit Committee meeting, the Controller reports to the Audit Committee regarding the aggregate fees charged by the independent auditor compared to the approved amounts.

      The Board of Directors recommends that you vote “FOR” the Proposal to Approve the Selection of D&T as Auditors, which is presented as item (b).

VOTE REQUIRED

      The three nominees for election as directors who receive the greatest number of votes cast by the holders of our Common Stock entitled to vote at the meeting, a quorum being present, shall become directors. An affirmative vote of the holders of a majority of the voting power of our Common Stock present in person or represented by proxy and entitled to vote on the matter, a quorum being present, is necessary to approve the action proposed in item (b) of the accompanying Notice of 2005 Annual Meeting of Shareowners.

      Under Delaware law and our Restated Certificate of Incorporation and By-Laws, all votes entitled to be cast by all shareowners present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those shareowners vote “for”, “against” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of item (b) and the total number of votes cast “for” this matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors (assuming a quorum is present) and has the same legal effect as a vote “against” any other matter even though the shareowner or interested parties analyzing the results of the voting may interpret such a vote differently. A broker non-vote on a matter has no effect in the election of directors or on the approval of item (b) (assuming a quorum is present).

OTHER MATTERS

      The Board of Directors does not know of any other matters that may be presented at the meeting. Our By-Laws required notice by November 7, 2004 for any matter to be brought before the meeting by a shareowner. In the event of a vote on any matters other than those referred to in the accompanying Notice of 2005 Annual Meeting of Shareowners, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, directors and greater than ten percent shareowners are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

      Based on our review of the copies of such forms that we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, we believe that all our executive officers, directors and greater than ten percent beneficial owners complied with applicable SEC filing requirements during fiscal 2004.

ANNUAL REPORTS

      Our Annual Report to Shareowners, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended September 30, 2004, was mailed to shareowners with this proxy statement.

SHAREOWNER PROPOSALS FOR ANNUAL MEETING IN 2006

      To be eligible for inclusion in our proxy statement, shareowner proposals for the 2006 Annual Meeting of Shareowners must be received on or before August 16, 2005 by the Office of the Secretary at our World Headquarters, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration of the shareowners at the 2006 Annual Meeting of Shareowners to notify the Corporation’s Secretary in writing at the address listed in the preceding sentence on or after October 5, 2005 and on or before November 4, 2005. If the number of directors to be elected to the Board at the 2006 Annual Meeting of Shareowners is increased and there is no public announcement by us naming all of the nominees for director or specifying the increased size of the Board on or before October 25, 2005, a shareowner proposal with respect to nominees for any new position created by such increase will be considered timely if received by the Corporation’s Secretary by not later than the tenth day following such public announcement by us.

SHAREOWNERS SHARING THE SAME ADDRESS

      We have adopted a procedure called “householding”, which has been approved by the SEC. Under this procedure, we are delivering only one copy of the annual report and this proxy statement to multiple shareowners who share the same address and have the same last name, unless we have received contrary instructions from an affected shareowner. This procedure reduces our printing and mailing costs. Shareowners who participate in householding will continue to receive separate proxy cards.

      We will deliver promptly upon written or oral request a separate copy of the annual report and this proxy statement to any shareowner at a shared address to which a single copy of the documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write or call Rockwell Automation Shareowner Relations, 777 E. Wisconsin Avenue, Suite 1400, Milwaukee, WI 53202, telephone: 414-212-5300. You may also access our annual report and proxy statement on our website at www.rockwellautomation.com; click on the heading: “Investors”, then the headings “Annual Report” or “Proxy Statement”.

      If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (ADP), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

      Any shareowners of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future should contact Rockwell Automation Shareowner Relations at the address or telephone number listed above to participate in the householding program.

      A number of brokerage firms have instituted householding. If you hold your shares in “street name”, please contact your bank, broker or other holder of record to request information about householding.

EXPENSES OF SOLICITATION

      We will bear the cost of the solicitation of proxies. In addition to mail and e-mail, proxies may be solicited personally, or by telephone or facsimile, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

December 14, 2004

APPENDIX A

ROCKWELL AUTOMATION, INC.

AUDIT COMMITTEE CHARTER

(November 3, 2004)

Purpose

      The Audit Committee (the Committee) has been constituted by the Board of Directors to assist the Board in overseeing (1) the accounting and financial reporting processes of the Corporation, (2) the internal control and disclosure control systems of the Corporation, (3) the integrity and audits of the financial statements of the Corporation, (4) the compliance by the Corporation with legal and regulatory requirements, (5) the qualifications and independence of the Corporation’s independent auditors, and (6) the performance of the Corporation’s internal audit function and independent auditors.

Composition and Qualifications

      The Committee shall consist of at least three members of the Board of Directors, one of whom shall be designated the chairman, and each of whom shall meet the independence, qualification and experience requirements of the New York Stock Exchange (NYSE), the Securities Exchange Act of 1934, as amended (Exchange Act), and the rules and regulations of the Securities and Exchange Commission (SEC). At least one member of the Committee must qualify as an “audit committee financial expert” as defined by the SEC. If a Committee member simultaneously serves on the audit committees of more than three public companies, the Board of Directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and this determination will be disclosed in the annual meeting proxy statement.

      The Committee shall meet at least four times a year and shall make regular reports to the Board of Directors. The Committee shall have the authority, without seeking approval from the Board of Directors, to retain independent legal, financial, accounting or other advisors. The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Duties and Responsibilities

      The Committee shall have the sole authority to appoint or replace the independent auditors (subject, if applicable, to shareowner ratification) and approve all audit engagement fees and terms. The Committee shall be directly responsible for the compensation, retention and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent auditors shall report directly to the Committee.

      The Committee shall preapprove all audit (including audit-related) services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by the independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit. The Committee may delegate to one or more of its members the authority to preapprove audit, audit-related and permitted non-audit services, provided that decisions of any such member to preapprove shall be presented to the full Committee at its next scheduled meeting.

      The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of preparing or issuing an audit report, or performing other services, compensation to any advisors employed by the Committee, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

      The Committee shall:

Financial Statement and Disclosure Matters

1. Review and discuss the Corporation’s annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Corporation’s disclosures made in management’s discussion and analysis of financial condition and results of operations, prior to the filing thereof with the SEC.

2. Recommend to the Board of Directors whether the annual audited financial statements should be included in the Corporation’s Annual Report on Form 10-K. Prepare and submit the audit committee report as required by the SEC to be included in the Corporation’s annual meeting proxy statement.

3. Review with management and the independent auditors (a) major issues regarding accounting and auditing principles and practices and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and any major issues as to the adequacy of the Corporation’s internal and disclosure controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including analyses of the effect of alternative Generally Accepted Accounting Principles (GAAP) methods on the Corporation’s financial statements; and (c) the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on the Corporation’s financial statements.

4. Discuss periodically with management the quarterly earnings press releases (paying particular attention to any use of “pro forma”, or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies for the Corporation. This responsibility may be performed generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance. However, the Committee or the Chairman of the Committee (or another member of the Committee designated by the Chairman) will review the quarterly earnings releases and discuss them with management and the independent auditors prior to their release to the public.

5. Meet periodically to review and discuss with management and the independent auditors their views on the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s financial risk assessment and financial risk management policies. Discuss guidelines and policies to govern the process by which financial risk assessment and management is undertaken.

6. Review, prior to the CEO and CFO quarterly or annual report certification submission to the SEC, (a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information; (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting; and (c) any change in internal control over financial reporting that occurred during the Corporation’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Corporation’s internal control over financial reporting.

Oversight of Independent Auditors

7. Receive and review reports from the independent auditors at least annually describing (a) the auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) (to assess the auditors’ independence) all relationships between the auditors and the Corporation. Evaluate the qualifications, performance and independence of the auditors, including reviewing and evaluating the lead partner of the auditors, monitoring compliance with all audit partner rotation requirements required by law and considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence, and, taking into account the opinions of management and internal auditors, present its conclusions with respect to the independent auditors to the Board of Directors.

8. Review and discuss reports from the independent auditors related to (a) all critical accounting policies and practices used by the Corporation; (b) material alternative treatments of financial information permitted by GAAP that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditors; and (c) other material written communications between the auditors and management such as any management letter or schedule of unadjusted differences before the auditors’ quarterly or annual report on the financial statements of the Corporation is filed with the SEC.

9. Review and approve the Corporation’s policies for any hiring of employees or former employees of the independent auditors.

10. Meet with the independent auditors to review and approve the scope of the annual audit and quarterly reviews.

11. Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated.

12. Discuss with the independent auditors the matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90 relating to the conduct of the audit, which shall include a discussion of any audit problems or difficulties and management’s response.

Oversight of Internal Audit Function

13. Review the appointment of, and periodically review the performance and compensation of, the General Auditor.

14. Review with the Corporation’s General Auditor:

(a) the internal audit department responsibilities, budget and staffing;

(b) and approve, the scope of the annual internal audit plan;

(c) any comments the General Auditor may have on major issues related to the internal audit activities or restrictions, if any, imposed on them; and

(d) any significant findings of internal audits and management’s responses.

15. Discuss with the independent auditors and management the internal audit department responsibilities, budget and staffing.

Compliance Oversight Responsibilities

16. Monitor compliance by the employees of the Corporation and its subsidiaries and controlled affiliated entities with applicable legal requirements and the Corporation’s standards of business conduct and conflict of interest policies.

17. Review with the Corporation’s General Counsel legal matters that may have a material effect on the financial statements, the Corporation’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

18. Meet periodically with the Corporation’s senior executive officers, the Corporation’s General Auditor, the Corporation’s Ombudsman and the independent auditors in separate executive sessions.

19. Review and approve the Corporation’s procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

20. Review management’s report related to the effectiveness of the internal control over financial reporting and the independent auditors’ report attesting to, and reporting on, the internal control assessment made by management.

21. Report regularly to the Board of Directors any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the qualifications, performance and independence of the auditors, or the performance of the internal audit department.

Other Responsibilities

22. Review any other matter brought to its attention within the scope of its duties and report to the Board of Directors as appropriate.

23. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

24. Annually review its own performance.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These duties are the responsibility of management and the independent auditors.

ADMISSION TO THE 2005 ANNUAL MEETING

      An admission card (or other proof of stock ownership) will be required for admission to the Annual Meeting of Shareowners to be held in Milwaukee, Wisconsin on February 2, 2005. If you plan to attend the Annual Meeting, please be sure to request an admittance card by:

•	marking the appropriate box on the proxy card and mailing the card using the enclosed envelope;

•	indicating your desire to attend the meeting through our Internet voting procedure; or

•	calling our Shareowner Relations line at 414-212-5300.

      An admission card will be mailed to you if:

•	your Rockwell Automation shares are registered in your name; or

•	your Rockwell Automation shares are held in the name of a broker or other nominee and you provide written evidence of your stock ownership as of the December 6, 2004 record date, such as a brokerage statement or letter from your broker.

      Your admission card will serve as verification of your ownership.

ROCKWELL AUTOMATION, INC.
777 E. WISCONSIN AVE., SUITE 1400
MILWAUKEE, WI 53202

VOTE BY INTERNET OR TELEPHONE OR MAIL
24 HOURS A DAY-7 DAYS A WEEK
YOUR VOTE IS IMPORTANT

INTERNET: http://www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 30, 2005. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

OR

TELEPHONE: 1-800-690-6903 (For US Shareowners Only)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 30, 2005. Have your proxy card in hand when you call and then follow the instructions.

OR

MAIL: Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope provided or return it to Rockwell Automation, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717 by January 29, 2005.

NOTE: If you transmit your voting instructions by Internet or telephone, you DO NOT NEED TO MAIL BACK your proxy card. Your Internet or telephone instructions will authorize the named proxies in the same manner as if you returned a signed proxy card.

THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RCKAU1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROCKWELL AUTOMATION, INC. IF NO SPECIFICATION IS MADE, THIS PROXY SHALL BE VOTED “FOR” THE PROPOSALS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING:

(A)	Election of directors:					For	Withhold	For All	To withhold authority to vote for any
	Nominees:	01) Bruce M. Rockwell				All	All	Except	individual nominee, mark “For All Except”
		02) Joseph F. Toot, Jr.							and write that nominee’s number on the
		03) Kenneth F. Yontz				☐	☐	☐	line below.

Vote On Proposal			For	Against	Abstain

(B)	Approve the selection of auditors:		☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.						Please sign this proxy as your name appears on the Corporation’s corporate records. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

For comments, please check this box and write on the back where indicated.					☐
			Yes	No					Yes	No
Please indicate if you plan to attend this meeting. We will send you an admittance card.			☐	☐		Please indicate if you would like to keep your vote confidential under the current policy.			☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date						Signature (Joint Owners) Date

ROCKWELL AUTOMATION, INC.

ANNUAL MEETING OF SHAREOWNERS
WEDNESDAY, FEBRUARY 2, 2005
10:00 AM CT

THE PFISTER HOTEL
424 EAST WISCONSIN AVENUE
MILWAUKEE, WISCONSIN

YOUR VOTE IS IMPORTANT!
YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL. SEE THE INSTRUCTIONS
ON THE OTHER SIDE OF THIS PROXY CARD.

IF YOU DID NOT RECEIVE PAPER COPIES OF THE ROCKWELL AUTOMATION PROXY
STATEMENT AND ANNUAL REPORT BECAUSE YOU
CONSENTED TO VIEW THEM ON THE
INTERNET, GO TO THE FOLLOWING INTERNET ADDRESSES:

PROXY STATEMENT: http://www.rockwellautomation.com/invrelations/pdfs/2005_proxy.pdf
ANNUAL REPORT: http://www.rockwellautomation.com/invrelations/pdfs/AR2004.pdf

FOLD AND DETACH HERE

PROXY
ROCKWELL AUTOMATION, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Don H. Davis, Jr., William T. McCormick, Jr. and Douglas M. Hagerman, jointly and severally, proxies, with full power of substitution, to vote shares of capital stock which the undersigned is entitled to vote at the Annual Meeting of Shareowners to be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on February 2, 2005 or any postponement or adjournment thereof. SUCH PROXIES ARE DIRECTED TO VOTE AS SPECIFIED OR, IF NO SPECIFICATION IS MADE, “FOR” THE ELECTION OF THE THREE NOMINEES PROPOSED FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING AT THE ANNUAL MEETING IN 2008 and “FOR” PROPOSAL (B), AND TO VOTE IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN AND DATE; NO BOXES NEED TO BE CHECKED.

Comments:

(If you noted any comments above, please mark corresponding box on other side.)

(continued and to be dated and signed on the other side)

C/O WELLS FARGO INSTITUTIONAL TRUST
707 WILSHIRE BOULEVARD
10TH FLOOR, MAC E2818-101
LOS ANGELES, CA 90017

VOTE BY INTERNET OR TELEPHONE OR MAIL
24 HOURS A DAY-7 DAYS A WEEK
YOUR VOTE IS IMPORTANT

INTERNET: http://www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 30, 2005. Have your direction card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

OR

TELEPHONE: 1-800-690-6903 (For US Shareowners Only)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 30, 2005. Have your direction card in hand when you call and then follow the instructions.

OR

MAIL: Mark, sign and date your direction card and return it in the enclosed postage-paid envelope provided or return it to Rockwell Automation, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717 by January 29, 2005.

NOTE: If you transmit your voting instructions by Internet or telephone, you DO NOT NEED TO MAIL BACK your direction card. Your Internet or telephone instructions will authorize the named proxies in the same manner as if you returned a signed direction card.

THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RCKAU3	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROCKWELL AUTOMATION, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING:

(A)	Election of directors:					For	Withhold	For All	To withhold authority to vote for any
	Nominees:	01) Bruce M. Rockwell				All	All	Except	individual nominee, mark “For All Except”
		02) Joseph F. Toot, Jr.							and write that nominee’s number on the
		03) Kenneth F. Yontz				☐	☐	☐	line below.

Vote On Proposal			For	Against	Abstain

(B)	Approve the selection of auditors:		☐	☐	☐

In its discretion, the trustee is authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.						Please sign this proxy as your name appears on the Corporation’s corporate records. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

			Yes	No					Yes	No
Please indicate if you plan to attend this meeting. We will send you an admittance card.			☐	☐		Please indicate if you would like to keep your vote confidential under the current policy.			☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date						Signature (Joint Owners) Date

ROCKWELL AUTOMATION, INC.

ANNUAL MEETING OF SHAREOWNERS
WEDNESDAY, FEBRUARY 2, 2005
10:00 AM CT

THE PFISTER HOTEL
424 EAST WISCONSIN AVENUE
MILWAUKEE, WISCONSIN

YOUR VOTE IS IMPORTANT!
YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL. SEE THE INSTRUCTIONS ON THE
OTHER SIDE OF THIS DIRECTION CARD.

IF YOU DID NOT RECEIVE PAPER COPIES OF THE ROCKWELL AUTOMATION
PROXY STATEMENT AND ANNUAL REPORT BECAUSE YOU
CONSENTED TO VIEW THEM ON THE
INTERNET, GO TO THE FOLLOWING INTERNET ADDRESSES:

PROXY STATEMENT: http://www.rockwellautomation.com/invrelations/pdfs/2005_proxy.pdf
ANNUAL REPORT: http://www.rockwellautomation.com/invrelations/pdfs/AR2004.pdf

FOLD AND DETACH HERE

DIRECTION CARD
ROCKWELL AUTOMATION, INC.

TO: WELLS FARGO BANK, N.A., TRUSTEE,
FIDELITY MANAGEMENT TRUST COMPANY, TRUSTEE AND
COMPUTERSHARE TRUST COMPANY, TRUSTEE

     You are hereby directed to vote, with respect to the proposals listed on the other side of this Direction Card, the number of shares of Rockwell Automation capital stock held for this account in the savings plans of Rockwell Automation, Inc. (Rockwell Automation Retirement Savings Plan for Salaried Employees, Rockwell Automation Retirement Savings Plan for Hourly Employees, Rockwell Automation Savings and Investment Plan for Represented Hourly Employees, Rockwell Automation Retirement Savings Plan for Represented Hourly Employees and Rockwell Automation Retirement Savings Plan for Certain Employees), the savings plans of Rockwell Collins, Inc. (Rockwell Collins Retirement Savings Plan for Salaried Employees, Rockwell Collins Retirement Savings Plan for Hourly Employees and Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees) and/or the United Space Alliance Employee Stock Purchase Plan at the Annual Meeting of Shareowners of Rockwell Automation, Inc. to be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on February 2, 2005, and at any postponement or adjournment thereof, as follows:

     TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, CHECK THE BOXES “FOR” EACH PROPOSAL LISTED, THEN SIGN, DATE AND RETURN THIS CARD BY JANUARY 29, 2005.

     IF NO SPECIFICATION IS MADE, THE TRUSTEE WILL VOTE AS IT DEEMS PROPER AND, AS TO SHARES IN THE ROCKWELL SAVINGS PLAN FOR SALARIED EMPLOYEES, IN THE SAME PROPORTION AS SHARES VOTED BY INSTRUCTION.

(continued and to be dated and signed on the other side)